UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 21, 2010

WADDELL & REED FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13913	51-0261715
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Lamar Avenue

Overland Park, Kansas 66202

(Address of Principal Executive Offices) (Zip Code)

(913) 236-2000

(Registrant’s Telephone Number, including Area Code)

(Registrant’s Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02:	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(d)           On July 21, 2010, the Board of Directors (the “Board”) of Waddell & Reed Financial, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), appointed Sharilyn S. Gasaway to serve as a Class I director, and Thomas C. Godlasky and Michael F. Morrissey to serve as Class II directors of the Board (collectively, the “New Directors”).  There were no arrangements or understandings pursuant to which the New Directors were appointed as directors, and there are no related-person transactions between the Company and any of the New Directors reportable under Section 404(a) of Regulation S-K.  The Board has affirmatively determined that each of the New Directors qualifies as “independent directors” under the New York Stock Exchange listing requirements.

The Board has appointed Ms. Gasaway to serve on the Investment Committee, Mr. Godlasky to serve on the Marketing Committee and Mr. Morrissey to serve on the Audit Committee.  Additionally, all of the New Directors will serve on the Nominating Committee.

The New Directors will receive the standard compensation for non-employee directors, as described in the section entitled “Compensation of Directors” in the Company’s proxy statement filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2010, although the annual retainer will be pro rated to reflect their term of service in 2010.  The Investment and Marketing Committees were created in April of 2010 and pay meeting fees at the same rate as the Board’s other committees.  Accordingly, the New Directors will receive, as applicable, the same meeting fees for their service on the Investment and Marketing Committees as other non-employee directors.  In accordance with the Company’s customary practice, the Company intends to enter into an indemnification agreement with each of the New Directors in substantially the form filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WADDELL & REED FINANCIAL, INC.

Date: July 26, 2010	By:	/s/ Daniel P. Connealy
Daniel P. Connealy
Senior Vice President and
Chief Financial Officer